Exhibit 9 to 13D
   Amendment No. 1
   SWVA Bancshares, Inc.

                               September 15, 1997



   Mr. Richard J. Nelson
   LaSalle Capital Management, Inc.
   Suite 500
   350 E Michigan Avenue
   Kalamazoo, MI  49007


                                  VIA FACSIMILE

   Dear Mr. Nelson:

   As we previously wrote to you by letter dated September 12, 1997, your request for inspection under the Virginia Stock Corporation Act must comply with Section 13.1-771 A of that act. As you wrote in your letter to me dated September 13, 1997, "a specific date for inspection was not contained in the Demand . . ."

   Today is September 15, 1997 and we have not received written notice of your demand to inspect and copy documents at least five business days before the date on which you wish to visit. Please do not telecopy letters to us on Saturday or Friday night after 5:00 p.m. and expect that we will be here at that time to receive them. Also, we cannot understand how you can write a letter in one week, revise it the next week and say that SWVA Bancshares, Inc. had notice of the revision at the time the earlier letter was sent.

   Mr. Nelson, you have to write us when you want to visit since we don't know your schedule. Please give us at least five business days notice before the date you intend to visit.

   In reference to your telephone message in which you requested the name of our attorney, we prefer all communication in this matter be made with this office.

                                 Very truly yours,

                                 /s/ B.L. Rakes
                                 B.L. Rakes
                                 President